Exhibit (d) (1)

1[Annuitant - - John Doe]

1[Annuitant - -Jane Doe]

2[Policy Number - - 00 000 000]

New York Life Insurance and Annuity Corporation (NYLIAC) (A Delaware Corporation)

Home Office: 3[51 Madison Avenue, New York, NY 10010]

Read this Policy carefully. It is a legal contract between the Owner and NYLIAC.

This Policy will not become effective unless it is issued while the Owner(s) and Annuitant(s) are living.

The Policy Date is shown on the Policy Data Page.

RIGHT TO RETURN POLICY Please examine this Policy. Within ten (10) days (thirty (30) days if this is a replacement Policy) after delivery, you can return this Policy to NYLIAC or to the registered representative through whom it was purchased, with a written request for a cancellation. Upon our receipt of this request, this Policy will be void from the start and we will promptly cancel this Policy and refund this Policy’s Accumulation Value. The amount refunded to you may be more or less than the Premium Payment(s).

Questions or Concerns about your Policy

E-mail us via our website 5[www.newyorklife.com] or call us at 5[1-800-598-2019]. For questions submitted by mail, please use one of the addresses indicated on the Policy Data Page.

6[New York Life Premier Advisory Variable Annuity]

An Individual Flexible Premium Deferred Variable Annuity With A Guaranteed Minimum Death Benefit

NYLIAC will pay the benefits of this Individual Flexible Premium Deferred Variable Annuity (the “Policy”) in accordance with its provisions.

Premium Payments At any time before the Annuity Commencement Date you may make Premium Payments at any interval or by any method we make available. Premium Payments are subject to the limitations set forth in this Policy. Premium Payments may only be made while an Annuitant and the Owner (both Owners, if jointly owned) are living. The initial Premium Payment is shown on the Policy Data Page.

INCOME PAYMENTS On the Annuity Commencement Date, we will provide periodic fixed Income Payments, as described in the Income Payments section.

DEATH BENEFIT We will pay any death benefit proceeds to the Beneficiary upon our receipt of claim information and Proof of Death for you, or the Annuitant, as applicable.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

This Policy is non-participating. Therefore, no dividends are payable.

ICC21V-P01	SPECIMEN

Policy Data

ICC21V-P01D	2

Table of Contents

DEFINITION OF TERMS		5
SECTION ONE – GENERAL PROVISIONS		8
1.1	Entire Contract	8
1.2	Information You Provided For This Policy	8
1.3	Contestable Period	8
1.4	Misstatement Of Age Or Sex	8
1.5	Assignment (Non-Qualified Policies Only)	8
1.6	Protection Against Creditors	8
1.7	Conformity With Law	8
1.8	Policy Termination	9
1.9	Report To Owner	9
SECTION TWO – OWNER AND ANNUITANT		9
2.1	Owner And Annuitant	9
2.2	Rights Of Ownership	9
2.3	Change Of Ownership (Non-Qualified Policies Only)	9
2.4	Change Of Annuitant	9
SECTION THREE – PREMIUM PAYMENTS		10
3.1	Receipt Of Premium Payments	10
3.2	Limitations And Frequency Of Premium Payments	10
3.3	Allocation Of Premium Payments	10
SECTION FOUR – ACCUMULATION VALUE		10
4.1	Calculation Of The Accumulation Value	10
4.2	Calculation Of The Non-Variable Account Guaranteed Minimum Accumulation Value	10
SECTION FIVE – THE SEPARATE ACCOUNT		10
5.1	The Separate Account	10
5.2	Investment Of The Separate Account Assets	11
5.3	Valuation Of The Separate Account Assets	11
5.4	Our Rights And The Separate Account	11
5.5	Change In The Objective Of A Fund	11
5.6	Accumulation Units	11
5.7	Determination Of Accumulation Unit Value	12
SECTION SIX – DCA ADVANTAGE ACCOUNT		12
6.1	Investment Of The DCA Advantage Account Assets	12
6.2	Valuation Of The DCA Advantage Account Assets	12
SECTION SEVEN – TRANSFERS		13
7.1	Allowable Transfers	13
7.2	Transfer Procedures And Limitations	13
SECTION EIGHT – WITHDRAWALS		14
8.1	Surrender Of This Policy	14
8.2	Partial Withdrawals	14
8.3	Partial Withdrawal Or Surrender Payment	15
SECTION NINE – CHARGES AND DEDUCTIONS		15
9.1	Fees And Charges	15
9.2	State Premium Taxes	15
SECTION TEN – DEATH BENEFITS		15
10.1 Death Of Annuitant Before The Annuity Commencement Date		15
10.2 Death Of Owner Before The Annuity Commencement Date		16
10.3 Payment Of The Death Benefit Prior To The Annuity Commencement Date		16
10.4 If No Beneficiary Survives You Or, If Applicable, The Annuitant, Prior To The Annuity Commencement Date		17
10.5 Death Of Annuitant or Owner After The Annuity Commencement Date		17
10.6 If No Beneficiary Survives The Annuitant After The Annuity Commencement Date		17
10.7 Death Of A Beneficiary Who Is Receiving Income Payments		17
SECTION ELEVEN – BENEFICIARY		18
11.1 Designation Of A Beneficiary		18
11.2 Spousal Continuance		18
11.3 Changing A Beneficiary		18
SECTION TWELVE – INCOME PAYMENTS		18
12.1 Calculating Income Payments		18

ICC21V-P01	3

12.2	Commencement Of Income Payments	19
12.3	Change Of Annuity Commencement Date	19
12.4	Other Income Payment Options	19

APPENDICES		20

RIDERS AND ENDORSEMENTS (if any)	Attached to the Policy

ICC21V-P01	4

DEFINITION OF TERMS

These terms are capitalized when used throughout this Policy.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value and the Non-Variable Account(s) Accumulation Value of this Policy for any Valuation Period.

ADVISORY FEE: A monthly deduction you authorize us to take from your Policy per the terms of your agreement with your investment adviser (Eagle Strategies LLC) for investment advice related to this Policy. This fee must satisfy all requirements set forth by the Internal Revenue Service and, annually, may not exceed the Maximum Advisory Fee percentage shown on the Policy Data Page. Your Policy’s Accumulation Value will be reduced by the amount of the Advisory Fee which we deduct pro rata from the Allocation Options in which you are invested on the date of the deduction.

AGE: An individual’s attained age at his or her last birthday.

ALLOCATION OPTIONS: The Investment Divisions of the Separate Account, the DCA Advantage Account, and any Non-Variable Account attached by rider or endorsement to this Policy.

ANNUITANT: The individual(s) whose life or lives will determine the Income Payments.

ANNUITY COMMENCEMENT DATE: The date on which Income Payments under this Policy are scheduled to begin. This date may not be earlier than the first Policy Anniversary.

AUTOMATIC ASSET REBALANCING: The periodic adjustment of the Variable Accumulation Value in order to maintain the allocation percentages you select for the Investment Divisions.

BASE CONTRACT CHARGE: The mortality and expense risk and administrative costs charge for the Separate Account as described on the Policy Data Page.

BENEFICIARY: The individual(s) or entity(ies) having the right to receive the death benefit as set forth in this Policy and who is/are the “designated Beneficiary(ies)” for purposes of Section 72 of the Internal Revenue Code of 1986, as amended.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Standard Time or the close of regular trading on the NYSE, if earlier.

CONSIDERATION: A Premium Payment, or a portion thereof and, if allowable, a transfer amount from an Investment Division to a Non-Variable Allocation Option.

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT: A Non-Variable Allocation Option to which you may allocate Premium Payments, subject to the limitations described on the Policy Data Page, and from which amounts are transferred to the Investment Divisions proportionally on a monthly basis. The DCA Advantage Account duration is shown on the Policy Data Page. We credit the DCA Advantage Account with a fixed interest rate.

DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Advantage Account, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any rider charges and Advisory Fees assessed on and deducted from the DCA Advantage Account.

ELIGIBLE PORTFOLIOS: The individual portfolios of a Fund that are available for investment through the Investment Divisions of the Separate Account.

FUND: Any open-end management investment company registered under the Investment Company Act of 1940 that offers Eligible Portfolios.

ICC21V-P01	5

GENERAL ACCOUNT: Includes all of NYLIAC’s assets except those assets specifically allocated to the Separate Account. NYLIAC’s General Account assets support all of its liabilities except Separate Account liabilities. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company general accounts. General Account assets are subject to the claims of our general creditors.

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it complies with our administrative procedures and is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction or complete the transaction and that it complies with all relevant laws and regulations. Good Order means the actual receipt by us of instructions relating to the requested transaction in writing or by other means we then permit (such as by telephone or electronic transmission), along with all forms and other information or documentation necessary to complete the request.

GUARANTEED CASH SURRENDER VALUE: The Guaranteed Cash Surrender Value is only applicable to the Non-Variable Accumulation Value. No such guarantee applies to the Variable Accumulation Value. The Guaranteed Cash Surrender Value is equal to the greater of:

(a)	the sum of the Accumulation Value in each Non-Variable Account based on the guaranteed minimum interest rate for the Non-Variable Accounts, as shown on the Policy Data Page; or
(b)	the Nonforfeiture Value.

INCOME PAYMENTS: Periodic fixed payment amounts NYLIAC makes to the Payee on or after the Annuity Commencement Date.

INVESTMENT DIVISION: The variable investment options available with this Policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

NYLIAC (“we, our, us”): New York Life Insurance and Annuity Corporation, which is a wholly owned Delaware subsidiary of New York Life Insurance Company.

NONFORFEITURE PERCENTAGE: The percentage used to calculate the Non-Variable Account Nonforfeiture Values. The percentage(s) are shown on the Policy Data Page.

NONFORFEITURE RATE: The rate used to calculate the Non-Variable Account Nonforfeiture Values. The rate(s) are shown on the Policy Data Page.

NONFORFEITURE VALUE: The Nonforfeiture Value is equal to the Nonforfeiture Percentage multiplied by the Consideration(s) allocated to a Non-Variable Account accumulated as of the Payment Date or transfer date at the Nonforfeiture Rate, minus any amount withdrawn or transferred from a Non-Variable Account as of the date of the withdrawal or transfer, with the remaining amount accumulated from the date of withdrawal, transfer, or charge at the Nonforfeiture Rate.

NON-QUALIFIED POLICY: A policy that is not issued in connection with a Qualified Plan.

NON-VARIABLE ACCOUNT: An Allocation Option where assets are held in our General Account and we credit a declared interest rate. Non-Variable Accounts include the DCA Advantage Account, and any Non-Variable Account attached to this Policy by rider or endorsement.

NON-VARIABLE ACCUMULATION VALUE: The sum of the Policy’s current Accumulation Value in each Non-Variable Account.

OWNER (“you,” “your”): The individual(s) or entity(ies) designated as the Owner of this Policy, as shown on the Policy Data Page, or as subsequently changed. If NYLIAC issues a jointly owned Policy, ownership rights and privileges under this Policy must be exercised jointly.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this Policy.

ICC21V-P01	6

PAYEE: The designated recipient(s) of the Income Payments under this Policy and any income provided under any riders or endorsements attached to this Policy. The Owner of this Policy is the Payee, unless you designate, and we agree to, a different Payee.

PAYMENT DATE: The Business Day on which we receive a Premium Payment in Good Order.

POLICY ANNIVERSARY: An anniversary of the Policy Date shown on the Policy Data Page.

POLICY DATA PAGE: Page 2 of this Policy, containing the Policy specifications.

POLICY DATE: The date this Policy is effective and from which Policy Years, Policy quarters, Policy months and Policy Anniversaries are measured. It is shown on the Policy Data Page.

POLICY MONTHLY ANNIVERSARY: Each monthly anniversary of the Policy Date.

POLICY YEAR: A year starting on the Policy Date shown on the Policy Data Page. Subsequent Policy Years begin on each Policy Anniversary.

PREMIUM PAYMENT: Amount(s) paid to NYLIAC as consideration for the benefits provided by this Policy.

PROOF OF DEATH: Evidence that death has occurred, including at least one of the following: a certified copy of the death certificate, an attending physician’s statement, a finding from a court of competent jurisdiction, confirmation of information we obtain from the Social Security Death Master File, or any other proof that is acceptable to us.

QUALIFIED PLAN: A retirement plan intended to qualify for special federal income tax treatment under Section 403, 408, 408A, or 457 of the Internal Revenue Code of 1986, as amended.

RETURN OF PREMIUM DEATH BENEFIT: The total dollar amount of Premium Payments made under this Policy reduced by any Return of Premium Death Benefit Proportional Withdrawals.

RETURN OF PREMIUM DEATH BENEFIT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (excluding any amount to pay Advisory Fees), divided by this Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Return of Premium Death Benefit immediately preceding the withdrawal.

SEPARATE ACCOUNT: A segregated asset account of NYLIAC, as shown on the Policy Data Page, established to receive and invest Premium Payments made under this Policy. The Separate Account’s Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SPOUSAL: Of or pertaining to a Spouse.

SPOUSE: An individual with whom the Owner has entered into a legal marriage, as recognized by federal tax law.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit’s value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.

ICC21V-P01	7

SECTION ONE – GENERAL PROVISIONS

1.1 Entire Contract

The entire contract consists of this Policy, any attached riders, endorsements, or amendments, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change this contract, and then only in writing. No change will be made in the contract unless you agree. No registered representative is authorized to change this contract or waive any provisions of this contract.

1.2 Information You Provided For This Policy

In issuing this Policy, we have relied on the information you provided. If you signed an application, such information includes statements made in the application. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No such statement will be used by us to contest this Policy unless that statement is a material misrepresentation.

1.3 Contestable Period

We will not contest this Policy if, while you are alive, this Policy has been in force for two (2) or more years from the Policy Date. If no application was signed, this Policy will not be contested on the basis of any information that would generally be contained in an application.

1.4 Misstatement Of Age Or Sex

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age, and we will promptly notify you of this change. If the Age or sex of an Annuitant is not correct as stated, any amount payable under this Policy will be adjusted to the amount that the Premium Payments made would have purchased at the correct Age and sex. If Income Payments were made based on the incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest at one percent (1.00%) per year, credited or charged as applicable, from the date of the incorrect payment to the date the adjustment is made.

1.5 Assignment (Non-Qualified Policies Only)

During your lifetime, you may assign your interest in this Policy. If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you retain any rights of ownership that have not been assigned.

You must provide us with a copy of any assignment of this Policy in Good Order. We will not be responsible for the validity of any assignment. Any assignment, unless otherwise specified in the assignment by you, shall take effect as of the date you sign the assignment, subject to any payment we make or other action we took before we received the assignment.

An assignee may exercise those rights assigned to that assignee. Any amount payable to the assignee will be paid in a single sum.

An assignment may have adverse tax consequences to you. Please consult with your tax advisor.

1.6 Protection Against Creditors

Except as stated in Section 1.5, payments we make under this Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

1.7 Conformity With Law

This Policy is approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under the IIPRC standards. Any provision of this Policy that, on the provision’s effective date, is in conflict with the applicable IIPRC standards for this product type in effect as of the provision’s effective date of IIPRC Policy approval is hereby amended to conform to the IIPRC standards in effect as of the provision’s effective date of IIPRC Policy approval. This Policy is subject to all laws that apply.

Any paid-up annuity, cash surrender, or death benefits available under this Policy are not less than the minimum benefits required under Section 7 of the National Association of Insurance Commissioners (NAIC) Variable Annuity Regulation, Model #250.

ICC21V-P01	8

1.8 Policy Termination

If we have not received any Premium Payments for two or more consecutive years and, as a result of Partial Withdrawals or other withdrawals made under a rider attached to this Policy, the Accumulation Value would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we have the right to terminate this Policy and pay you the Accumulation Value in a single sum. This termination does not eliminate any ongoing obligations we may have under any rider that is attached to this Policy. We will notify you of our intention to exercise this right and, if not otherwise restricted under the Policy, will allow you ninety (90) days to make a Premium Payment.

1.9 Report To Owner

At least once each Policy Year, and within sixty (60) days of the end of the reporting period, NYLIAC will provide a report on the status of this Policy. The report will provide you with the beginning and ending dates of the current reporting period and this Policy’s Accumulation Value on those dates. The Accumulation Value will include any Premium Payments, interest credited, expense charges, rider charges, Advisory Fees, transfers, and Partial Withdrawals applicable during the reporting period. The report will also include the cash surrender value and death benefit. It will also give the Owner any other facts required by state law or regulation. We will not charge a fee for the first report provided during any Policy Year. However, we may charge a reasonable fee, not to exceed $30, for additional reports provided on request. NYLIAC will mail the report to your last known address.

SECTION TWO – OWNER AND ANNUITANT

2.1 Owner And Annuitant

Unless you designate otherwise, or if the Owner is not a natural person, the Owner and the Annuitant are the same individual.

2.2 Rights Of Ownership

The Owner’s rights include, but are not limited to, the right to change a revocable Beneficiary, receive Income Payments, change the Annuity Commencement Date, and designate a Payee other than you, the Owner. For Non-Qualified Policies only, you also have the right to name a new Owner or assign your interest in this Policy. You cannot lose these rights. If this Policy is jointly owned, these rights must be exercised jointly. To exercise these rights, you do not need the consent of an Annuitant or any revocable Beneficiary. An Owner’s rights of ownership end at his or her death.

2.3 Change Of Ownership (Non-Qualified Policies Only)

If this Policy is issued as a Non-Qualified Policy, you may change the Owner from yourself to a new Owner by providing us with a notice you sign that gives us the facts we need in Good Order. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change an Annuitant or any Beneficiary.

If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. We will pay any applicable death benefit according to Section 10.3. Spousal continuance is not available after a change of ownership.

If the new Owner is a grantor trust, an Annuitant must be a living grantor.

A change of ownership may have adverse tax consequences to you. Please consult with your tax advisor. A change of ownership may also adversely affect certain Policy benefits, features, riders, and endorsements.

If you designate another individual as Owner, that person must not have been older than the maximum issue age on the Policy Date.

2.4 Change Of Annuitant

You may not change the Annuitant except under conditions described in Sections 10.1 and 11.2.

ICC21V-P01	9

SECTION THREE – PREMIUM PAYMENTS

3.1 Receipt Of Premium Payments

If we have received all of the information we require to issue this Policy in Good Order, we will credit the initial Premium Payment to this Policy within two Business Days after receipt.

We will credit additional Premium Payments to this Policy as of the Payment Date.

3.2 Limitations And Frequency Of Premium Payments

At any time before the maximum Age shown on the Policy Data Page, while you are living and before the Annuity Commencement Date, you may make Premium Payments at any interval and by any method we make available. The initial Premium Payment is shown on the Policy Data Page. The minimum additional Premium Payment you may make is also shown on the Policy Data Page. Unless otherwise specified on the Policy Data Page, we reserve the right to reject or limit the dollar amount of any Premium Payment in a uniform and nondiscriminatory manner. We will notify you prior to applying, and when removing, this restriction.

The minimum amount of a Premium Payment that you may allocate to an Allocation Option is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that you may allocate to any one Allocation Option. We will apply these limitations in a uniform and non-discriminatory manner.

3.3 Allocation Of Premium Payments

We will apply the initial Premium Payment to one or more of the Allocation Options shown in the product prospectus or to any other Allocation Option that we may make available, in accordance with your instructions. Unless you instruct us otherwise, we will apply all additional Premium Payments in the same manner as the initial Premium Payment. Allocations to the Investment Divisions will be automatically rebalanced as described in Section 7.2, unless you elected to opt out of Automatic Asset Rebalancing.

You may change the allocation of additional Premium Payments to the Allocation Options after the Policy Date shown on the Policy Data Page. We will apply Premium Payments that we receive after the date on which we receive your allocation change request in Good Order on the basis of your new instructions. You must indicate the percentage of each Premium Payment that you wish to allocate to any of the Allocation Options.

SECTION FOUR – ACCUMULATION VALUE

4.1 Calculation Of The Accumulation Value

On any day on or before the Annuity Commencement Date, the Accumulation Value of this Policy is equal to the sum of the Variable Accumulation Value and the Non-Variable Accumulation Value for any Valuation Period. Upon your request, we will inform you of the amount of Accumulation Value in this Policy.

4.2 Calculation Of The Guaranteed Minimum Accumulation Value Of The Non-Variable Accounts

The guaranteed minimum Accumulation Value of the Non-Variable Accounts in this Policy is based on guaranteed minimum interest rates credited at an annual effective rate. These guaranteed minimum rates are shown on the Policy Data Page. The Non-Variable Accumulation Value available under this Policy will never be less than the Nonforfeiture Value and will be no less than the minimum benefits required by law.

SECTION FIVE – THE SEPARATE ACCOUNT

5.1 The Separate Account

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, and losses.

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other Policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other Policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

ICC21V-P01	10

5.2 Investment Of The Separate Account Assets

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, remove, substitute, or combine any Investment Division of the Separate Account. We may make new Eligible Portfolios or Funds available for investment of Separate Account assets.

We will apply your Premium Payments that are allocated or transferred to the Investment Divisions to purchase Accumulation Units in those Investment Divisions.

5.3 Valuation Of The Separate Account Assets

We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, we may defer transfers among the Allocation Options during any period that (i) the New York Stock Exchange is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

5.4 Our Rights And The Separate Account

We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of the Separate Account that we determine to be associated with the class of policies to which this Policy belongs to another Separate Account. If we make this type of transfer, the term “Separate Account” as used in this Policy, will then mean the Separate Account to which we transferred the assets.

We also reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to:

a)	manage the Separate Account under the direction of a committee at any time;

b)	de-register the Separate Account under the Investment Company Act of 1940;

c)	combine the Separate Account with one or more other Separate Accounts;

d)	restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law;

e)	transfer the assets of the Separate Account to one or more other separate accounts;

f)	close existing Eligible Portfolios to allocations of new Premium Payments and Accumulation Value by current or new Owners; and

g)	add, remove, combine or make substitutions for the Eligible Portfolios and other assets that are held or purchased by the Separate Account or any Eligible Portfolio.

If we determine that an Eligible Portfolio is no longer available or appropriate, we may replace that Eligible Portfolio with another Eligible Portfolio without your consent but upon notice to you. Changes to the Eligible Portfolio(s) are subject to applicable state and federal law.

5.5 Change In The Objective Of A Fund

When required by law or regulation, we may change an objective of a Fund. We will not change the objective of a Fund unless the appropriate insurance official of the State of Delaware approved the change or it was deemed approved in accordance with such law or regulation. If so required, we will file a request for approval with the insurance official of the state or the district in which this Policy is issued.

5.6 Accumulation Units

We credit to this Policy that portion of each Premium Payment allocated or transferred to a designated Investment Division of the Separate Account in the form of Accumulation Units. We determine the number of Accumulation Units credited to this Policy by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which we receive the Premium Payment or transfer request and all required documentation.

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We deduct from this Policy that portion of each Partial Withdrawal, additional fees and charges (including rider charges and Advisory Fees), or transfer made from a designated Investment Division of the Separate Account from this Policy in the form of Accumulation Units. We determine the number of Accumulation Units to be deducted by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units’ value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit. Adjustments to the Variable Accumulation Value, such as withdrawals, transfers, Advisory Fees and certain charges, result in the redemption of Accumulation Units but do not change the value of the Accumulation Units.

5.7 Determination Of Accumulation Unit Value

We determine the value of an Accumulation Unit on any Business Day by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period.

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of:

1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period; plus

2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period; and c) is the daily Base Contract Charge and, if any, the daily rider charge, which is 1/365th* of the annual Base Contract Charge and any applicable rider charge shown respectively on the Policy Data Page and the applicable rider data page attached to this Policy.

* In a leap year, this calculation is based on 366 days.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects the Fund’s investment advisory fees and other expenses that the Fund deducts from its assets.

SECTION SIX – DCA ADVANTAGE ACCOUNT

6.1 Investment Of The DCA Advantage Account Assets

Premium Payments allocated to the DCA Advantage Account and interest earned thereon are held in NYLIAC’s General Account.

6.2 Valuation Of The DCA Advantage Account Assets

Under the DCA Advantage Account, we will set interest rates in advance for each date on which we receive Premium Payments for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the guaranteed minimum interest rate for the Non-Variable Accounts shown on the Policy Data Page.

The amount in the DCA Advantage Account is equal to the Premium Payments allocated to the DCA Advantage Account, plus interest credited on those Premium Payments, less transfer amounts and any Partial Withdrawals from the DCA Advantage Account, and less any fees and charges (including rider charges and Advisory Fees) assessed on and deducted from the DCA Advantage Account.

The minimum Premium Payment amount that you may allocate to the DCA Advantage Account is shown on the Policy Data Page.

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We will credit Premium Payments allocated to the DCA Advantage Account with the applicable interest rate in effect as of the Payment Date. Interest crediting rates for subsequent allocations to the DCA Advantage Account may be different from the rate we apply to the initial allocation to the DCA Advantage Account.

Upon surrender, any amount payable from the DCA Advantage Account will be no less than the Guaranteed Cash Surrender Value attributable to the DCA Advantage Account. The DCA Advantage Account Accumulation Value available under this Policy will be no less than the minimum benefits required by law.

SECTION SEVEN – TRANSFERS

7.1 Allowable Transfers

You may transfer the Variable Accumulation Value between Investment Divisions. Transfers from the DCA Advantage Account are made to the Investment Divisions. The DCA Advantage Account transfer procedures are described below.

7.2 Transfer Procedures And Limitations

You may make transfers at any time up to thirty (30) days before the Annuity Commencement Date. Each transfer must be equal to or greater than the minimum transfer amount shown on the Policy Data Page. A minimum balance must remain in an Investment Division after you make a transfer from an Investment Division, as shown on the Policy Data Page. If, after a transfer, the balance in that Investment Division falls below the minimum, we have the right to include that amount as part of the transfer. We will allocate the remaining amount in the same proportion as the transfer request.

In addition, we will make certain transfers on an automatic basis unless you instruct us otherwise, subject to certain limitations described below. We will not include any transfer made on an automatic basis with the DCA Advantage Account and Automatic Asset Rebalancing options in determining the maximum number of transfers specified on the Policy Data Page.

Automatic Asset Rebalancing

Unless you have instructed us otherwise, we will make automatic transfers between the Investment Divisions in order to maintain the Investment Division allocations at the original allocation percentages or at the allocation percentages you specify at any later time. We will rebalance these Investment Divisions at the frequency specified on the Policy Data Page unless you have instructed us otherwise. NYLIAC reserves the right to round the allocation percentages up or down to a whole number (e.g., from 15.2% to 15.0%) when it rebalances the allocations to the Investment Divisions.

If you elected to opt out of Automatic Asset Rebalancing when you purchased this Policy and wish to elect it at a later time, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be transferred among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this feature if the Variable Accumulation Value is less than the minimum amount required for Automatic Asset Rebalancing.

You may not utilize the Automatic Asset Rebalancing option for amounts allocated to the Non-Variable Accounts.

At any time, you may elect or cancel the Automatic Asset Rebalancing option or change the rebalancing frequency to any frequency we make available by making a written request, which shall be effective upon our receipt of your request in Good Order.

DCA Advantage Account

At the time you elect the DCA Advantage Account, you must tell us into which Investment Division(s) you want to transfer the DCA Advantage Account Accumulation Value. If you subsequently change these allocations, you must notify us prior to the DCA Advantage Account’s expiration date. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your allocation instructions.

In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time, subject to any limitations under a rider or endorsement attached to this Policy. These transfers will not interrupt the automatic transfers from the DCA Advantage Account. We will not include such transfers in determining the maximum number of transfers specified on the Policy Data Page. Transfers from the DCA Advantage Account will occur in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial

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Premium Payment, then from the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

Amounts held in the DCA Advantage Account are completely transferred out of the DCA Advantage Account by the specified expiration date of that DCA Advantage Account. In no event may the expiration date of the DCA Advantage Account extend beyond your Annuity Commencement Date.

You may request the DCA Advantage Account in addition to the Automatic Asset Rebalancing option.

You may not transfer funds from the Investment Divisions or a Non-Variable Account to the DCA Advantage Account.

You may not transfer the DCA Advantage Account Accumulation Value to a Non-Variable Account.

Other Limitations

We reserve the right to apply a charge for transfers as shown on the Policy Data Page. We reserve the right to limit the amount that you may transfer to any one Investment Division.

Your right to make transfers under this Policy is subject to modification if the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners, as determined in accordance with the standards set by the underlying fund managers. We may apply such restrictions in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the actual or potential disadvantage of other policyowners. In addition, NYLIAC may restrict your ability to make transfers such as limiting the method by which requests for transfers, either into or out of the Investment Divisions, are made. This includes suspending your ability to make requests for transfers by telephone and/or electronically.

SECTION EIGHT – WITHDRAWALS

8.1 Surrender Of This Policy

On any Business Day that occurs on or before the Annuity Commencement Date, you may request a surrender of this Policy. Upon surrender, you will receive the Accumulation Value, less any additional fees and charges (including rider charges and Advisory Fees) that may apply. Your Accumulation Value will be calculated as of the Business Day on which we receive your request in Good Order unless such request is received after market close of the New York Stock Exchange. In such instances, your Accumulation Value will be determined as of the next Business Day.

8.2 Partial Withdrawals

Provided this Policy has sufficient Accumulation Value, you may request a Partial Withdrawal by submitting to us your request at least thirty (30) days before the Annuity Commencement Date. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must specify the amount or percentage you wish to withdraw from among the Allocation Options. However, if you do not specify the Allocation Options from which to make the withdrawal, NYLIAC will withdraw the money on a proportional basis from each Allocation Option. We will make Partial Withdrawals from the Investment Divisions by deducting Accumulation Units. For an explanation of how we determine Accumulation Units to deduct, please refer to Section 5.6.

Partial Withdrawals that you make from the DCA Advantage Account will occur in the following sequence: first from the portion of the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

If your request for a Partial Withdrawal from any Allocation Option is greater than the amount allocated to that Allocation Option, we will pay you the entire value of that Allocation Option.

The minimum Accumulation Value, as shown on the Policy Data Page, must remain in this Policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this Policy to fall below the required minimum, we may not process the Partial Withdrawal request.

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8.3 Partial Withdrawal Or Surrender Payment

We will pay any Partial Withdrawal or surrender proceeds within seven (7) days after we receive all required information. However, we may defer payment of a Partial Withdrawal or surrender request from the Investment Divisions during any period that (i) the New York Stock Exchange is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

We may defer payment of any Partial Withdrawal or surrender request from a Non-Variable Account for up to six (6) months from the Partial Withdrawal or surrender request date. We will pay interest on any amount deferred for thirty (30) days or more. If we defer payments, we will pay interest at the rate specified by the Insurance Department of the state where your Policy is issued from the Business Day that we receive your Partial Withdrawal or surrender request in Good Order. This rate will be at least one percent (1.00%) per year.

We will calculate the amount of your Partial Withdrawal or surrender value as of the Business Day on which we receive your request in Good Order unless such request is received after market close of the New York Stock Exchange. In such instances, the amount of your Partial Withdrawal or surrender value will be determined as of the next Business Day.

SECTION NINE – CHARGES AND DEDUCTIONS

9.1 Fees And Charges

We will deduct the Base Contract Charge from your Policy, as described on the Policy Data Page. An Advisory Fee will be deducted monthly from your Accumulation Value and shall not exceed the maximum Advisory Fee percentage described on the Policy Data Page.

We reserve the right to apply a charge for transfers made to or from an Investment Division as shown on the Policy Data Page.

If a rider is attached to this Policy, we will deduct any rider charge, if applicable, from the Policy, as described on the rider data page and in the rider.

9.2 State Premium Taxes

If we are required by state law to pay state premium taxes for your Policy, the amount of the state premium tax will be deducted from the Accumulation Value of your Policy on the earliest of:

a)	the date this Policy is surrendered; or
b)	the Annuity Commencement Date, before the Accumulation Value is placed under an Income Payment option; or
c)	the date we terminate this Policy pursuant to Section 1.8.

We will not deduct state premium taxes from the Accumulation Value if the Accumulation Value is paid as a death benefit.

SECTION TEN – DEATH BENEFITS

10.1 Death Of Annuitant Before The Annuity Commencement Date

Single Annuitant Policy: If this Policy is issued with one Annuitant, the Annuitant is not an Owner and the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death for the Annuitant in Good Order, the Owner will become the Annuitant of this Policy. If this Policy is jointly owned, the first Owner named will become the Annuitant.

Joint Annuitant Policy: If this Policy is issued with joint Annuitants and an Annuitant who is not an Owner dies before the Annuity Commencement Date, an Owner who is not already an Annuitant may become the new joint Annuitant. Otherwise, this Policy will continue with only one Annuitant. If this Policy is issued with joint Owners, neither Owner is an Annuitant, and an Annuitant dies before the Annuity Commencement Date, the first named Owner may become the new joint Annuitant. Otherwise, this Policy will continue with only one Annuitant. If neither Annuitant is an Owner and both Annuitants die before the Annuity Commencement Date, then the Owner, or in the case of a jointly owned Policy, the first named Owner, will become the Annuitant and this Policy will continue with only one Annuitant.

If the Owner is not a natural person, including a grantor trust, upon the death of the Annuitant, this Policy will end and we will pay any applicable death benefit according to Section 10.3.

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If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. See Section 2.3.

10.2 Death Of Owner Before The Annuity Commencement Date

If you die before the Annuity Commencement Date, this Policy will end. If this Policy is jointly owned, this Policy will end upon the death of the Owner who dies first. We will pay any applicable death benefit to the Beneficiary according to Section 10.3. However, if your Spouse is designated as the sole primary Beneficiary under this Policy, he or she may choose to continue this Policy upon your death as the new Owner and, if applicable, the new Annuitant, subject to certain Qualified Plan limitations and other limitations described below and in Section 11.2. If your Spouse chooses to continue this Policy, we will not pay any death benefit proceeds as a consequence of your death. See Section 11.2 for Spousal Continuance.

If the Owner is not a natural person, including a grantor trust, see Section 10.1.

If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. See Section 2.3.

10.3 Payment Of The Death Benefit Prior To The Annuity Commencement Date

The death benefit is an amount equal to either the Accumulation Value of this Policy or the Return of Premium Death Benefit, whichever is greater. The death benefit available under this Policy is not less than the minimum benefit required by law. The payment will be calculated as of the Business Day we receive Proof of Death and claim information in Good Order. If applicable, we will reduce the death benefit by the amount of any distributions that we made under this Policy subsequent to the date of death.

We must make full payment of the death benefit proceeds, that are not placed under a settlement alternative, within five (5) years after the date of death. However, we will promptly pay to a Beneficiary his or her share of any amount of the death benefit proceeds within seven (7) calendar days from the date we receive Proof of Death and claim information in Good Order. If we do not pay to a Beneficiary his or her share of any amount of the death benefit proceeds within seven (7) calendar days from the date we receive Proof of Death and claim information in Good Order, beginning on the eighth (8th) calendar day, interest shall accrue on the unpaid amount until it is paid at the effective annual rate or rates for funds left on deposit. In determining the effective annual rate or rates we shall use the rate that is in effect on the date we receive Proof of Death and claim information in Good Order. However, if we do not pay to a Beneficiary his or her share of any amount of the death benefit proceeds within thirty (30) calendar days from the latest of (a), (b), and (c) listed below, then beginning with the date that is thirty-one (31) calendar days from the latest of (a), (b), and (c) listed below to the date the claim is paid, additional interest shall accrue at a rate of 10% annually. Items (a), (b), and (c) are: (a) the date we receive Proof of Death and claim information in Good Order; (b) the date NYLIAC receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and (c) the date that legal impediments to payment of proceeds that depend on the action of parties other than NYLIAC are resolved and sufficient evidence of the same is provided to NYLIAC. Legal impediments to payment include, but are not limited to (i) the establishment of guardianships and conservatorships; (ii) the appointment and qualification of trustees, executors, and administrators; and (iii) the submission of information required to satisfy a state and federal reporting requirements.

We may defer payment of the death benefit during any period that (i) the New York Stock Exchange is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

While you are living, you may choose, in a notice you sign that gives us the facts we need in Good Order, to have all or part of the death benefit proceeds paid in a single sum or placed into a settlement alternative we may make available. If you do not designate a payment method for the death benefit proceeds, the Beneficiary (at the time of your death) may elect to receive either a single sum or have the death benefit proceeds placed into a settlement alternative we may make available. These settlement alternatives may accrue interest at rates we set. Payments under an elected income or guaranteed life income settlement alternative must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary (as determined for federal tax purposes) at the time of your death. A settlement alternative election must be made and payments must begin within one year after your death. We may require proof of the Beneficiary’s date of birth before payments begin.

You may revoke a previous designation for death benefit payments only in a notice you sign that gives us the

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facts we need in Good Order. However, the Beneficiary may not revoke or modify any designation you made regarding the payment method for the death benefit proceeds.

10.4 If No Beneficiary Survives You Or, If Applicable, The Annuitant, Prior To The Annuity Commencement Date

If this Policy ends prior to the Annuity Commencement Date, due to the death of the Owner or, if applicable, an Annuitant, as described in this Policy, and there are no living Beneficiaries for any amount payable, or if a Beneficiary for a stated share is not living, the right to this amount, or this share, will pass to the Owner as Beneficiary. If no Owner is living, the amount, or share, will pass to the Owner’s estate, unless you designated otherwise. If this Policy is jointly owned, and this Policy ends due to the death of an Owner, we will pay the surviving Owner as Beneficiary, unless you designated otherwise. We will pay the proceeds in a single sum.

If a Beneficiary dies at the same time as, or within fifteen (15) days after, the Owner (or, if applicable, the Annuitant), but before we receive from that Beneficiary claim information and Proof of Death for the Owner (or, if applicable, the Annuitant) in Good Order, we will pay any amount payable as though the Beneficiary died first, unless otherwise required by state law.

10.5 Death Of Annuitant or Owner After The Annuity Commencement Date

After the Annuity Commencement Date, we will make Income Payments to the Payee while an Annuitant is living. If the elected Income Payment option includes a guaranteed period of Income Payments and the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies after the Annuity Commencement Date, but before the end of the guaranteed period, we will make the Income Payments as death benefit proceeds to the Beneficiary (and not to the Payee), at the same scheduled frequency in effect on the date of the Annuitant’s (the last surviving Annuitant for joint Annuitant policies) death, for the remainder of the guaranteed period, even if the Payee is alive. If the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies after the end of the guaranteed period, we will not pay anything to the Payee or any Beneficiary.

If this Policy has one Owner and the Owner dies after the Annuity Commencement Date, while an Annuitant is living, the Owner’s estate will become the Owner of this Policy unless you specified otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies while an Annuitant is living, we will make Income Payments to the Annuitant(s) unless you specified otherwise.

If this Policy is jointly owned and one Owner dies after the Annuity Commencement Date, while an Annuitant is living, the surviving Owner will become the sole Owner and we will make Income Payments to the Payee while an Annuitant is living. If the last surviving Owner dies while an Annuitant is living, the last surviving Owner’s estate will become the new Owner, unless you specified otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies while an Annuitant is living, we will make Income Payments to the Annuitant(s) unless you specified otherwise.

10.6 If No Beneficiary Survives The Annuitant After The Annuity Commencement Date

If, after the Annuity Commencement Date, a death benefit is payable and no Beneficiary is living when the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies, unless you designated otherwise, we will pay you the death benefit in a single sum. If you are not living, we will pay the present value of any remaining guaranteed Income Payments to your estate, unless you designated otherwise. The present value is determined by discounting the remaining guaranteed Income Payments using an interest rate equal to the rate used to determine those Income Payments at issue, and is always less than the total of those remaining guaranteed Income Payments. No amount will be payable to any Beneficiary after the guaranteed period of Income Payments ends.

If a Beneficiary dies at the same time as, or within fifteen (15) days after, the Annuitant (the last surviving Annuitant for joint Annuitant policies), but before we receive from that Beneficiary claim information and Proof of Death for the Annuitant in Good Order, we will pay any amount payable as though the Beneficiary died first.

10.7 Death Of A Beneficiary Who Is Receiving Income Payments

If a Beneficiary is receiving Income Payments under a payment option with a guaranteed period and the Beneficiary dies during the guaranteed period, we will pay any remaining guaranteed Income Payments to those Beneficiaries in the same class who are alive when an Income Payment becomes due. If the last surviving Beneficiary in a class receiving Income Payments dies, we will pay any remaining guaranteed Income Payments to those in the next class who are alive when an Income Payment becomes due, and so on.

If no Beneficiary for any amount payable, or for a stated share, is alive during the guaranteed period, we will pay

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the present value of any remaining guaranteed Income Payments to the estate of the Beneficiary who dies last. The present value is determined by discounting the remaining guaranteed Income Payments using an interest rate equal to the rate used to determine those Income Payments, and is always less than the total of those remaining guaranteed Income Payments. No amount will be payable to any Beneficiary after the end of the guaranteed period of Income Payments.

SECTION ELEVEN – BENEFICIARY

11.1 Designation Of A Beneficiary

You may name one or more Beneficiary(ies) on the application. This designation will take effect as of the date you signed the application. You may classify multiple Beneficiaries as primary (or first class), contingent (or second class), and so on. If you name two or more Beneficiaries in a class, you may also state their shares in any payable death benefit proceeds. Any amount payable will be paid to any Beneficiary classified as primary who survives you. If no Beneficiary classified as primary survives you, payment will be made to any surviving Beneficiary in the next class, and so on. Those Beneficiaries who survive in the same class have an equal share in any amount payable to the extent possible, unless you have stated otherwise.

11.2 Spousal Continuance

If you die before the Annuity Commencement date and you have designated your Spouse as the sole primary Beneficiary under this Policy, he or she may elect in writing to continue this Policy upon your death as the new Owner, and, if applicable, a new Annuitant, subject to certain Qualified Plan limitations and the conditions specified below. Spousal continuance of this Policy does not apply if there was a change of ownership subsequent to the Policy Date, the Owner is not a natural person, or if this Policy is jointly owned by individuals who are not Spouses.

If this Policy is issued with one Owner and you die before the Annuity Commencement Date, your Spouse must be the sole primary Beneficiary to continue this Policy as the new Owner. If you were also an Annuitant, your Spouse, if not already a designated Annuitant, may also become an Annuitant.

If this Policy is issued with joint Spousal Owners and one Owner dies before the Annuity Commencement Date, the joint Spousal Owners must have provided a designation of “Surviving Spouse” as the sole primary Beneficiary to allow the surviving Spouse to continue this Policy as the sole Owner. If the Spousal Owner who died was also an Annuitant, the Surviving Spouse who continues the Policy may also become an Annuitant.

If your surviving Spouse chooses to continue this Policy after your death, we will not pay any death benefit proceeds as a consequence of your death.

11.3 Changing A Beneficiary

During your lifetime, you may change a revocable Beneficiary by providing us with a notice you sign in Good Order that gives us the facts we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice in Good Order. If you have designated an irrevocable Beneficiary, you may only change the Beneficiary with his or her signed consent. A Beneficiary who is not also the Owner may not change a Beneficiary designation.

SECTION TWELVE – INCOME PAYMENTS

12.1 Calculating Income Payments

Unless you otherwise instruct us, we will make Income Payments under the Life Income-Guaranteed Period option. Under the Life Income-Guaranteed Period option, we will make equal payments to the Payee each month during the lifetime of the Annuitant(s). Income Payments do not change and are guaranteed for a period of 10 years (120 monthly payments) even if an Annuitant dies sooner. Please refer to the applicable table in the Appendices for the minimum monthly payment rates under this option.

We determine the monthly Income Payment amount on the Annuity Commencement Date by applying the total Accumulation Value of this Policy, less any state premium tax that may be payable, to the applicable Income Payment rate in effect on the Annuity Commencement Date. Application of state premium tax is explained in Section 9.2. Income Payment rates are based on the sex and adjusted Age of the Annuitant(s).

To find the adjusted Age in the year the first payment is due, we first set an Annuitant’s Age to be the lesser of Age 100 and his or her Age at the time of the first payment, and then adjust it according to the following table:

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AGE ADJUSTMENT FOR YEAR INCOME PAYMENTS COMMENCE

Year of first payment	2022	2023-2029	2030-2039	2040-2055	2056 & later
Subtract from Age at
first payment	0	-1	-2	-3	-4

The monthly Income Payment amount will not be less than an amount that is based on the corresponding minimum monthly purchase rates shown in the applicable Life Income–Guaranteed Period Payment Tables provided in the Appendices. These minimum amounts are ten-year certain and life amounts based on the 2012 Individual Annuity Mortality (IAM) Period Table with Projection Scale G2 applied for fifteen years static and generationally thereafter, and with interest compounded each year at 0.50%.

When requested, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision.

Income Payments will not be less than those that would be provided to the same class of Annuitants if the Accumulation Value was used to purchase any single premium immediate annuity offered by NYLIAC on the Annuity Commencement Date.

If Income Payments are less than twenty dollars ($20) a month on the Annuity Commencement Date, we will instead terminate this Policy and pay you the Accumulation Value in a single sum.

12.2 Commencement Of Income Payments

Before Income Payments begin we may require proof of an Annuitant’s birth date. Income Payments are scheduled to begin on the Annuity Commencement Date shown on the Policy Data Page, or as changed in accordance with Section 12.3, provided this Policy is in force on that date. Under the Life Income-Guaranteed Period option, we will make Income Payments to the Payee each month. Once Income Payments begin, the Income Payment option may not be changed. We may require proof of an Annuitant’s survival as a condition for Income Payments beyond the guaranteed period.

12.3 Change Of Annuity Commencement Date

If we agree, you may change the Annuity Commencement Date to an earlier date (but not prior to the first Policy Anniversary) or a later date. You must notify us in writing of any change at least one month before the Annuity Commencement Date.

12.4 Other Income Payment Options

If we agree, you may elect, on or before the Annuity Commencement Date, to choose another Income Payment option we may make available.

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APPENDICES

APPENDIX 1

Single Life Table

Life Income - Guaranteed Period Payment Table
Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds
Adjusted Age	Male Annuitant	Female Annuitant

60	3.06	2.92
61	3.16	3.01
62	3.26	3.10
63	3.36	3.20
64	3.47	3.30
65	3.59	3.41
66	3.71	3.52
67	3.85	3.64
68	3.99	3.77
69	4.14	3.91
70	4.30	4.05
71	4.47	4.21
72	4.65	4.37
73	4.84	4.55
74	5.04	4.73
75	5.26	4.93
76	5.48	5.14
77	5.70	5.35
78	5.94	5.57
79	6.18	5.80
80	6.42	6.04
81	6.66	6.27
82	6.89	6.51
83	7.12	6.74
84	7.33	6.96
85	7.53	7.18
86	7.70	7.38
87	7.86	7.56
88	7.99	7.73
89	8.11	7.88
90	8.21	8.01
91	8.29	8.13
92	8.35	8.22
93	8.40	8.30
94	8.44	8.36
95	8.46	8.41
96	8.49	8.45
97	8.50	8.47
98	8.51	8.49
99	8.52	8.50
100	8.52	8.51

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APPENDIX 2

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male Annuitant	Female Annuitant
	60	65	70	75	80	85	90	95	100

60	2.57	2.74	2.87	2.96	3.01	3.04	3.06	3.06	3.06
65	2.71	2.97	3.20	3.37	3.49	3.55	3.58	3.59	3.59
70	2.80	3.15	3.51	3.83	4.07	4.21	4.27	4.30	4.30
75	2.86	3.27	3.76	4.26	4.72	5.03	5.18	5.24	5.25
80	2.90	3.35	3.92	4.61	5.33	5.91	6.25	6.38	6.41
85	2.91	3.39	4.01	4.81	5.75	6.63	7.20	7.45	7.51
90	2.92	3.40	4.04	4.90	5.96	7.01	7.76	8.10	8.18
95	2.92	3.41	4.05	4.92	6.02	7.14	7.96	8.34	8.44
100	2.92	3.41	4.05	4.93	6.03	7.17	8.00	8.39	8.49

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APPENDIX 3

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male Annuitant	Male Joint Annuitant
	60	65	70	75	80	85	90	95	100

60	2.63	2.79	2.90	2.98	3.03	3.05	3.06	3.06	3.06
65	2.79	3.04	3.26	3.42	3.51	3.56	3.58	3.59	3.59
70	2.90	3.26	3.61	3.91	4.12	4.24	4.28	4.30	4.30
75	2.98	3.42	3.91	4.42	4.84	5.10	5.21	5.25	5.25
80	3.03	3.51	4.12	4.84	5.54	6.06	6.32	6.40	6.41
85	3.05	3.56	4.24	5.10	6.06	6.87	7.32	7.48	7.51
90	3.06	3.58	4.28	5.21	6.32	7.32	7.92	8.14	8.19
95	3.06	3.59	4.30	5.25	6.40	7.48	8.14	8.39	8.45
100	3.06	3.59	4.30	5.25	6.41	7.51	8.19	8.45	8.50

ICC21V-P01	22

APPENDIX 4

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Female Annuitant	Female Joint Annuitant
	60	65	70	75	80	85	90	95	100

60	2.53	2.67	2.78	2.85	2.89	2.91	2.92	2.92	2.92
65	2.67	2.90	3.10	3.24	3.33	3.38	3.40	3.41	3.41
70	2.78	3.10	3.41	3.68	3.88	3.98	4.03	4.05	4.05
75	2.85	3.24	3.68	4.13	4.51	4.76	4.88	4.92	4.93
80	2.89	3.33	3.88	4.51	5.14	5.63	5.90	6.01	6.03
85	2.91	3.38	3.98	4.76	5.63	6.41	6.91	7.11	7.16
90	2.92	3.40	4.03	4.88	5.90	6.91	7.60	7.91	7.99
95	2.92	3.41	4.05	4.92	6.01	7.11	7.91	8.29	8.38
100	2.92	3.41	4.05	4.93	6.03	7.16	7.99	8.38	8.48

ICC21V-P01	23

New York Life Insurance and Annuity Corporation (NYLIAC)

(A Delaware Corporation)

Home Office – 3[51 Madison Avenue, New York, NY 10010]

Individual Flexible Premium Deferred Variable Annuity With A Guaranteed Minimum Death Benefit

Premium Payments At any time before the Annuity Commencement Date you may make Premium Payments at any interval or by any method we make available. Premium Payments are subject to the limitations set forth in this Policy. Premium Payments may only be made while an Annuitant and the Owner (both Owners, if jointly owned) are living. The initial Premium Payment is shown on the Policy Data Page.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

This Policy is non-participating. Therefore, no dividends are payable.

ICC21V-P01	SPECIMEN

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

POLICY DATA PAGE

To contact the insurance department in the state in which this Policy is issued, call:				[7][(XXX) XXX-XXXX]

Annuitant(s)	- -	[8][John Doe]	AGE: [8,9][50]	[8][MALE]
		[8][Jane Doe]	AGE: [8,9][50]	[8][FEMALE]
Policy Number	- -	[00 000 000]
Policy Date	- -	[January 1, 2020]
Owner(s)	- -	[8][John Doe]	AGE: [8,9][50]	[8][MALE]
		[8][Jane Doe]	AGE: [8,9][50]	[8][FEMALE]
Policy Type	- -	[10][Non-Qualified]

INITIAL PREMIUM PAYMENT:			[$100,000]

INITIAL PREMIUM PAYMENT DATE:			[January 1, 2022]

ANNUITY COMMENCEMENT DATE:			[January 1, 2052]

NON-VARIABLE ACCOUNT(S):
Guaranteed Minimum Interest Rate			[11][0.05%] (Annual Effective Rate)

Nonforfeiture Rate			[12][1.00%]

Nonforfeiture Percentage			87.5%

SEPARATE ACCOUNT:			NYLIAC Variable Annuity Separate Account III

ALLOCATION OPTIONS

Unless otherwise restricted, the Allocation Options consist of the Non-Variable Account(s) and the Investment Divisions of the Separate Account, as set forth below.

13[IMPORTANT NOTICE: Because you have elected the Investment Preservation Rider – Advisory (Guaranteed Minimum Accumulation Benefit Rider), there are restrictions on the Premium Payments, allocations, and transfers you may make. You may only make Premium Payments to the Policy: a) in the 13[first Policy Year], b) after the Rider Holding Period End Date, or c) if this rider terminates while the Policy remains in effect. During the Rider Holding Period, allocations to and transfers among the Investment Divisions are restricted in accordance with rider restrictions. Please see the rider attached to this Policy for more information.]

1)	NON-VARIABLE ACCOUNT(S)

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT:

14[6-Month] DCA Advantage Account

2)	INVESTMENT DIVISIONS:

You create a portfolio based on the Investment Division(s) you select. You may change your selection at any time by submitting new allocation instructions. The available Investment Divisions are described in the application and product prospectus. If you have not opted out of Automatic Asset Rebalancing, we will automatically rebalance your current allocations 15[each Policy quarter], or at a different frequency of your choosing, to conform to your current instructions, unless your Variable Accumulation Value has fallen below the minimum balance required to continue Automatic Asset Rebalancing as described below.

MINIMUMS

Additional Premium Payment:	[16][$5,000]

Partial Withdrawal amount:	$500

ICC21V-P01D	SPECIMEN	2

Accumulation Value after a Partial Withdrawal:	$2,000

Premium Payment amount allocated to an Investment Division:	$25

Transfer amount from an Investment Division:	$500

Transfer amount to an Investment Division:	[17][$25]

Balance to maintain an Investment Division after a transfer:	$500

Variable Accumulation Value required to establish Automatic Asset Rebalancing option:	$2,500

Variable Accumulation Value required to continue Automatic Asset Rebalancing option:	$2,500

Automatic Asset Rebalancing option transfer amount:	No Minimum

Premium Payment amount allocated to the DCA Advantage Account:	[18][$2,000]

Unscheduled transfer amount from the DCA Advantage Account:	$500

MAXIMUMS

Age for Additional Premium Payments:	[19][85]

FEES AND CHARGES

TRANSFER CHARGE:

Charge for each transfer made to or from an Investment Division after the first 20[twenty-five (25)] transfers in a Policy Year:  21[$30]

BASE CONTRACT CHARGE:

22[A charge equal on an annual basis to a percentage of the daily average of the Variable Accumulation Value, deducted daily from the Variable Accumulation Value. We determine the charge on the Policy Date and on each Policy Monthly Anniversary.

On the Policy Date and on the first and second Policy Monthly Anniversary, the charge will be based on the greater of: a) the total Premium Payments as stated on your policy application or b) the Variable Accumulation Value plus the Non-Variable Account Accumulation Value. Beginning on the third Policy Monthly Anniversary and thereafter, the charge will be based on the Variable Accumulation Value plus the Non-Variable Account Accumulation Value.

23[If the applicable amount used to determine the charge as described above is greater than or equal to

24[$1,000,000], the charge is 25[0.30%]. If the amount is greater than or equal to 24[$500,000] but less than

24 [$1,000,000], the charge is 25[0.35%]. If the amount is below 24[$500,000], the charge is 25[0.40%].]

The charge in effect on the Policy Date or on a Policy Monthly Anniversary remains in effect until the subsequent Policy Monthly Anniversary. If your Policy Monthly Anniversary falls on a day that is not a Business Day, the charge will be determined on the next Business Day. ]

MAXIMUM ADVISORY FEE: Annual rate of 1.50% of the Policy’s Accumulation Value

26[RIDERS AND ENDORSEMENTS:

ANNUAL DEATH BENEFIT RESET RIDER

INVESTMENT PRESERVATION RIDER – ADVISORY (Guaranteed Minimum Accumulation Benefit Rider) –

27[IMPORTANT NOTICE: Because you have elected the Investment Preservation Rider – Advisory (Guaranteed Minimum Accumulation Benefit Rider), there are restrictions on the Premium Payments,

ICC21V-P01D	SPECIMEN	2

allocations, and transfers you may make. You may only make Premium Payments to the Policy: a) in the 27[first Policy Year], b) after the Rider Holding Period End Date, or c) if this rider terminates while the Policy remains in effect. During the Rider Holding Period, allocations to and transfers among the Investment Divisions are restricted in accordance with rider restrictions. Please see the rider attached to this Policy for more information.]

Please see attached rider(s) and endorsement(s) to this Policy for details.]

28[Submitting written inquiries to us about your Policy:

You may contact us at our service center address specified below or any alternate address we provide. Please include your Policy number, your full name and your current address.]

29[Express Mail

New York Life Service Center

200 Public Square, Suite 500

Cleveland, OH 44114

Regular Mail

New York Life Service Center

PO Box 6916

Cleveland, OH 44101]

ICC21V-P01D	SPECIMEN	2